Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF

NEW RIROS CORPORATION

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least eighteen years of age and acting as the incorporator of the Corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST:         The name of the Corporation is New Riros Corporation (hereinafter called the “Corporation”).

SECOND:    The Corporation is formed for the following purpose:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:        The county in which the Corporation is to be located is New York County.

FOURTH:    The aggregate number of shares which the Corporation shall have authority to issue is two hundred (200) shares, no par value, all of which are of the same class and all of which are to designated as common shares.

FIFTH:         The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

c/o Revlon Consumer Products Corporation 625 Madison Avenue New York, New York 10022 Attention: Corporate Secretary

SIXTH:         The duration of the Corporation is to be perpetual.

SEVENTH:  No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for purchase, or otherwise acquire, any shares of any class of the Corporation which the Corporation proposes to issue, or any rights or options which the Corporation proposes to gram for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which carry any rights to subscribe for, purchase or otherwise acquire, shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any portion thereof to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings or transactions specified in subparagraphs (1) to (6), inclusive, of paragraphs (e) of section 622 of the Business Corporation Law.

EIGHTH:      The liability of any director and/or officer of the Corporation shall be limited to the fullest extent permitted by Section 402(b) of the Business Corporation Law, as it is now in effect and as it may from time to time be amended.

NINTH:         Except as otherwise specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification, as the same are conferred by the Business Corporation Law.

IN WITNESS WHEREOF, I have signed this certificate this 27th day of October, 1998 affirming that the statements made herein are true under the penalties of perjury.

Annamarie DellaFave
Sole Incorporator
625 Madison Avenue
16th Floor
New York, NY 10022

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

New Riros Corporation

Under Section 805 of the

Business Corporation Law

The undersigned, Robert K. Kretzman, Vice President and Secretary and Annamarie DellaFave, Assistant Secretary of New Riros Corporation, hereby certify:

FIRST:          The name of the corporation is New Riros Corporation. The name under which the corporation was formed is New Riros Corporation.

SECOND:     The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on October 28, 1998.

THIRD:         (a)      The Certificate of Incorporation is amended to change the name of the corporation to RIROS Corporation;

        (b)      To effect the foregoing, Article “FIRST” of the Certificate of Incorporation relating to the corporate name of the corporation is hereby amended to read as follows:

        “FIRST:    The name of the corporation is RIROS Corporation.”

FOURTH:      This amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the Board of Directors of the Corporation followed by the written consent of the sole stockholder of the Corporation.

IN WITNESS WHEREOF, we have signed this Certificate on the 31st day of December, 1998 and we affirm the statements contained therein as true under penalties of perjury.

Robert K. Kretzman
Vice President and Secretary

Annamarie DellaFave
Assistant Secretary

New York State

Department of State

Division of Corporations, State Records

and Uniform Commercial Code

41 State Street

Albany, NY 12231

CERTIFICATE OF CHANGE

OF

RIROS CORPORATION
(Insert Name of Domestic Corporation)

Under Section 805-A of the Business Corporation Law

FIRST: The name of the corporation is:	RIROS CORPORATION

If the name of the corporation has been changed, the name under which it was formed is:
NEW RIROS CORPORATION

SECOND: The certificate of incorporation was filed by the Department of State on:

October 28, 1998

THIRD: The change(s) effected hereby are: [Check appropriate box(es)]

☐	The county location, within this state, in which the office of the corporation is located, is changed to:

☒	The address to which the Secretary of State shall forward copies of process accepted on behalf of the corporation is changed to: c/o Revlon Consumer Products Corporation
237 Park Avenue

New York, New York 10017-3190.
Attention: Corporate Secretary
☐	The corporation hereby: [Check one]

☐	Designates

as its registered agent upon whom process against the corporation may be served.
The street address of the registered agent is:

☐	Changes the designation of its registered agent to:
The street address of the registered agent is:

☐	Changes the address of its registered agent to:

☐	Revokes the authority of its registered agent.

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